THIRD AMENDMENT OF LEASE

        THIS THIRD AMENDMENT OF LEASE (the “Third Amendment”) made and entered into this 11th day of April, 2019 (the “Effective Date”), by and between UP 64 SIDNEY STREET, LLC, a Delaware limited liability company, (“Landlord”), and AGIOS PHARMACEUTICALS, INC., a Delaware corporation (“Tenant”).
W I T N E S S E T H:

        WHEREAS, Landlord and Tenant entered into a Lease dated November 17, 2017, as amended by a First Amendment of Lease (the “First Amendment”) dated April 11, 2018 and that certain Second Amendment to Lease (the “Second Amendment”) dated as of December 14, 2018 (as so amended, collectively, the “Lease”) for space comprising a total area of 42,564 rentable square feet consisting of the entire fourth (4th) floor containing 27,083 rentable square feet (the “Fourth Floor Premises”) and a portion of the first (1st) floor containing 15,481 rentable square feet (the “First Floor Premises” and collectively with the Fourth Floor Premises, the “Premises”) in the building located at 64 Sidney Street in Cambridge, Massachusetts (the “Building”); and

        WHEREAS, the Term of the Lease is currently scheduled to expire by its terms on February 28, 2025 (such date, as defined in the Third Amendment, the “Expiration Date”);

        WHEREAS, Tenant and Landlord’s affiliate are simultaneously herewith entering into a lease of premises located at 38 Sidney Street Cambridge, Massachusetts (the “38 Sidney Lease”), and Landlord and Tenant would like to extend the Term so as to be coterminous with the term of the 38 Sidney Lease.

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby mutually acknowledged, and intending to be legally bound, Landlord and Tenant hereby agree that the Lease shall be modified and amended as follows:

1.Defined Terms. Capitalized terms used in this Third Amendment which are not defined herein shall have the meanings ascribed thereto in the Lease. The meanings of capitalized terms defined herein which are also defined in the Lease shall supersede the meanings given thereto in the Lease.

2.Term. The Term of the Lease is hereby extended from and after the Expiration Date through February 29, 2028 (the “Expiration Date”) (the extension of the Term set forth in this Third Amendment is referred to herein collectively as the “Extended Term”). The Extended Term shall be upon all of the same terms, conditions and provisions of the Lease except as expressly set forth otherwise in this Third Amendment. Tenant shall continue to have the extension options set forth in Section 2.6 of the Lease following the expiration of the Extended Term, except that (i) references to the “Initial Term” in Section 2.6 shall be deemed references to the Extended Term, and (ii) for purposes of determining the Extension Fair Rental Value of the Premises under Section 2.6(c), the comparable transactions considered by the real estate professionals and the Final Professional shall be leases of comparable space in the commercial markets that surround the MIT campus (East Cambridge/Kendall Square/Cambridgeport) taking into account all relevant factors including comparable building age, quality, level of finish, and proximity to amenities and public transit.

3.Condition of Premises. Tenant is in possession of the Premises, and hereby accepts the Premises for the Extended Term in its AS IS condition, WITHOUT REPRESENTATION OR WARRANTY by Landlord, and Tenant agrees that Landlord has no obligation to perform any alterations or improvements to the Premises to prepare or improve the same for Tenant’s use or occupancy for the Extended Term, except as otherwise expressly set forth in the Lease.

4.Rent.

(a)Tenant shall continue to pay the Fixed Rent payable under the Lease for the Premises through the Expiration Date in accordance with the terms and conditions of the Lease.

(b)During the Extended Term, Tenant shall pay Annual Fixed Rent for the Fourth Floor Premises in the amounts set forth below:

Time Period:	Annual Rate	Annual Fixed Rent for Premises:	Monthly Installment:
March 1, 2025 – February 28, 2026	$100.00	$2,708,300.00	$225,691.67
March 1, 2026 – February 28, 2027	$103.00	$2,789,549.00	$232,462.42
March 1, 2027 – February 29, 2028	$106.09	$2,873,235.47	$239,436.29

(c)During the Extended Term, Tenant shall pay Annual Fixed Rent for the First Floor Premises in the amounts set forth below:

Time Period:	Annual Rate	Annual Fixed Rent for Premises:	Monthly Installment:
March 1, 2025 – February 28, 2026	$82.50	$1,277,182.50	$106,431.88
March 1, 2026 – February 28, 2027	$84.98	$1,315,575.30	$109,631.28
March 1, 2027 – February 29, 2028	$87.52	$1,354,897.12	$112,908.04

5.Additional Rent. During the Extended Term, Tenant shall continue to pay The Tenant’s Tax Expenses Allocable to the Premises, The Tenant’s Operating Expenses Allocable to the Premises and all other Additional Rent in accordance with the terms and conditions of the Lease. Notwithstanding anything to the contrary in the First Amendment and the Second Amendment, Tenant shall pay to Landlord, as Additional Rent, its pro rata share of water, sewer and other services and utilities which shall be prorated to reflect Tenant’s proportional usage based upon Tenant’s proportional occupancy of the Building.

6.Additional Right of First Offer. The additional right of first offer set forth in Section 9 of the First Amendment is hereby deleted and replaced with the following new text:

“Tenant shall have a one-time right of first offer for all or any portion of second (2nd) and third (3rd) floors of the Building (the “Additional First Offer Space”) in the event that the Additional First Offer Space becomes vacant and available during the Term following the expiration or termination of the lease or occupancy agreement with the then tenant of such Additional First Offer Space and subject to Landlord’s right to grant any tenant of the Additional First Offer Space the right to renew or continue its term of occupancy whether or not such rights are expressly granted by a lease or other written instrument. Landlord shall notify Tenant of the terms on which Landlord intends to offer to lease the Additional First Offer Space (“Landlord’s Additional ROFO Notice”), and the Annual Fixed Rent shall be at the then current Fair Market Rent taking into account all relevant factors. Within ten (10) business days after receipt of Landlord’s Additional ROFO Notice, Tenant may, by written notice delivered to Landlord, (i) reject Landlord’s Additional ROFO Notice, or (ii) unconditionally and irrevocably accept Landlord’s offer to lease all (but not less than all) of such space for Tenant’s own use on the terms set forth in Landlord’s Additional ROFO Notice. If Tenant fails to timely respond as aforesaid, such failure shall be deemed Tenant’s rejection of Landlord’s Additional ROFO Notice. In the event Tenant exercises its right to the Additional First Offer Space, Landlord and Tenant hereby agree to amend those provisions of this Lease which are necessarily affected by the increase in the rentable area and leaving all other provisions of this Lease in full force and effect without modification. After Tenant takes possession of the Additional First Offer Space, the term “Premises” as used in this Lease, shall be deemed to refer to and include the Additional First Offer Space.

If Landlord’s Additional ROFO Notice is rejected under clause (i) above (or demand rejected through Tenant’s failure to timely respond), then Landlord may enter into a lease for the Additional First Offer Space providing for an effective Annual Fixed Rent equal to or less than seven and onehalf percent (7.5%) less than that specified in Landlord’s Additional ROFO Notice. For clarity, in the event that Landlord proposes to enter into a lease for the Additional First Offer Space providing for an effective Annual Fixed Rent greater than seven and one-half percent (7.5%) less than that specified in Landlord’s Additional ROFO Notice, Landlord shall notify Tenant of such terms by sending an additional Landlord’s Additional ROFO Notice that will be subject to the terms of the preceding paragraph.”

7.Parking. Tenant’s parking privileges may be relocated by Landlord to Landlord’s other parking facilities located at 55 Franklin Street, Cambridge, Massachusetts and/or 30 Pilgrim Street, Cambridge, Massachusetts as Landlord shall designate upon reasonable prior notice to Tenant from Landlord. In the event that Tenant’s parking privileges are so relocated, Tenant’s parking privileges at such new location shall be consistent with the terms set forth in Section 2.4 of the Lease.

8.Notice Addresses. Landlord's Address for Notices set forth in Exhibit A to the Lease is hereby amended to provide that notices Landlord shall be as follows (and to MIT in the event of a notice of default to Landlord):

Forest City 88 Sidney Street, LLC
c/o Brookfield Properties (USA II) LLC
350 Massachusetts Avenue
Cambridge, Massachusetts 02139
Attention: Asset Manager

with a simultaneous copy to:

Forest City 88 Sidney Street, LLC
c/o Brookfield Properties (USA II) LLC
250 Vesey Street
New York, NY 10281-1023
Attention: General Counsel

9.Brokers. Tenant represents and warrants that it has not dealt with any broker in connection with the consummation of this Third Amendment other than Jones Lang LaSalle New England LLC, and CBRE, New England (the “Brokers”), and in the event any claim is made against Landlord relative to dealings by Tenant with any brokers other than the Brokers, Tenant shall defend the claim against Landlord with counsel of Tenant’s selection, first approved by Landlord (which approval shall not be unreasonably withheld), and shall save harmless and indemnify Landlord on account of loss, cost or damage which may arise by reason of such claim. Landlord represents and warrants that it has not dealt with any broker in connection with the consummation of this Third Amendment other than the Brokers, and in the event any claim is made against Tenant relative to dealings by Landlord with any brokers, Landlord shall defend the claim against Tenant with counsel of Landlord’s selection, first approved by Tenant (which approval shall not be unreasonably withheld), and shall save harmless and indemnify Tenant on account of loss, cost or damage which may arise by reason of such claim. Landlord shall be responsible for the payment of a commission to the Brokers in connection with this Third Amendment pursuant to a separate agreement between Landlord and the Broker.

10.Counterparts. This Third Amendment may be executed in any number of multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.Ratification of Lease. Except as expressly supplemented, amended or modified by this Third Amendment, the Lease is hereby ratified and confirmed in all respects, and shall continue in full force and effect. In the event of any inconsistency between the terms of this Agreement and the Lease, the terms of this Agreement shall control. From and after the Effective Date, all references to the Lease shall mean the Lease as modified by this Third Amendment.

12.Successors and Assigns. This Third Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective successors and assigns.

13.Authority. Landlord and Tenant each represent and warrant that the persons signing this Agreement have full right and authority to enter into this Third Amendment. This Third Amendment shall be subject to the consent of Landlord’s mortgagee and Ground Lessor.

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        IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the day and year first written above:

              LANDLORD:

UP 64 SIDNEY STREET, LLC,
              a Delaware limited liability company

              By: /s/ Michael Farley
               Michael Farley, Senior Vice President

              TENANT:

              AGIOS PHARMACEUTICALS, INC.,
              a Delaware corporation

              AGIOS PHARMACEUTICALS, I
        By: /s/ Andrew Hirsch
        Name: Andrew Hirsch
        Title: Chief Financial Officer